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                                                                    Exhibit 23.1





                        CONSENT OF INDEPENDENT AUDITORS





The Board of Directors and Stockholders
TCI Communications, Inc.:


We consent to the incorporation by reference in the Registration Statements (Nos. 33-60982, 33-63139, 33-64127, 33-64329, 33-64525 and 333-16985) on Form
S-3 of TCI Communications, Inc. of our reports dated March 24, 1997, relating to the consolidated balance sheets of TCI Communications, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which reports appear in the December 31, 1996 annual report on Form 10-K of TCI Communications, Inc.




                                        /s/ KPMG Peat Marwick LLP
                                        KPMG Peat Marwick LLP




Denver, Colorado
March 27, 1997